Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF

4.375% FIXED-RATE RESET NON-CUMULATIVE PREFERRED STOCK, SERIES RR

OF

BANK OF AMERICA CORPORATION

Bank of America Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Restated Certificate of Incorporation of the Corporation, which authorize the issuance of not more than 100,000,000 shares of preferred stock, par value $0.01 per share, and pursuant to authority conferred upon the Preferred Stock Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on January 20, 2022, in accordance with Section 141(f) of the General Corporation Law:

RESOLVED, that, pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors duly adopted on June 23, 2020, the provisions of the Restated Certificate of Incorporation, the Bylaws of the Corporation, and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.    Designation.

The designation of the series of preferred stock shall be “4.375% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series RR” (the “Series RR Preferred Stock”). Each share of Series RR Preferred Stock shall be identical in all respects to every other share of Series RR Preferred Stock. Series RR Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.    Number of Shares.

The number of authorized shares of Series RR Preferred Stock shall be 70,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series RR Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series RR Preferred Stock.

Section 3.    Definitions.

As used herein with respect to Series RR Preferred Stock, subject to any Adjustments:

“Adjustments” shall have the meaning set forth in Section 4(a) hereof.

“Benchmark” means, initially, the Five-Year U.S. Treasury Rate; provided, that if a Rate Substitution Event has occurred with respect to the Five-Year U.S. Treasury Rate or the then-current Benchmark, then “Benchmark” means the applicable Replacement Rate.

“Business Day” means any weekday in New York, New York or Charlotte, North Carolina that is not a day on which banking institutions in those cities are authorized or required by law, regulation, or executive order to be closed.

“Calculation Agent” means The Bank of New York Mellon Trust Company, N.A., or such other bank or entity (which may be an affiliate of the Corporation) as may be appointed by the Corporation to act as calculation agent for the Series RR Preferred Stock. The Corporation may remove the Calculation Agent at any time, and the Corporation may appoint a replacement Calculation Agent, which may be the Corporation’s affiliate, or the Corporation may act as Calculation Agent, without the consent of or notification to the holders of the Series RR Preferred Stock.

“Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any: (1) amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series RR Preferred Stock; (2) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series RR Preferred Stock; or (3) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series RR Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the full liquidation preference of all shares of the Series RR Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System or other appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series RR Preferred Stock is outstanding.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

“Dividend Payment Date” means January 27, April 27, July 27 and October 27 of each year, beginning on April 27, 2022.

“Dividend Period” means each quarterly period from, and including, a scheduled Dividend Payment Date to, but excluding, the next scheduled Dividend Payment Date, except that the initial Dividend Period will begin on and include the Original Issue Date of the Series RR Preferred Stock; Dividend Periods will not be adjusted if a Dividend Payment Date is not a Business Day.

“Dividend Rate” means (1) from, and including, the Original Issue Date to, but excluding, the First Reset Date, a fixed rate of 4.375% per annum, and (2) from, and including, the First Reset Date, for each Reset Period, a rate per annum equal to the Five-Year U.S. Treasury Rate (or then-current Benchmark) as of the most recent Reset Dividend Determination Date, plus a spread of 2.76% per annum.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“First Reset Date” means January 27, 2027; the First Reset Date will not be adjusted if the First Reset Date is not a Business Day.

“Five-Year U.S. Treasury Rate” shall have the meaning set forth in Section 4(a) hereof.

“H.15 Daily Update” means the Selected Interest Rates (Daily)-H.15 release of the Federal Reserve, available at www.federalreserve.gov/releases/h15/, or any successor site or publication.

“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series RR Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Original Issue Date” means January 25, 2022.

“Parity Stock” means the Corporation’s (1) 7% Cumulative Redeemable Preferred Stock, Series B, (2) Floating Rate Non-Cumulative Preferred Stock, Series E, (3) Floating Rate Non-Cumulative Preferred Stock, Series F, (4) Adjustable Rate Non-Cumulative Preferred Stock, Series G, (5) 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, (6) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U, (7) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series X, (8) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Z, (9) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series AA, (10) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series DD, (11) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series FF, (12) 6.000% Non-Cumulative Preferred Stock, Series GG, (13) 5.875% Non-Cumulative Preferred Stock, Series HH, (14) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series JJ, (15) 5.375% Non-Cumulative Preferred Stock, Series KK, (16) 5.000% Non-Cumulative Preferred Stock, Series LL, (17) Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series MM, (18) 4.375% Non-Cumulative Preferred Stock, Series NN, (19) 4.125% Non-Cumulative Preferred Stock, Series PP, (20) 4.250% Non-Cumulative Preferred Stock, Series QQ, (21) Floating Rate Non-Cumulative Preferred Stock, Series 1, (22) Floating Rate Non-Cumulative Preferred Stock, Series 2, (23) Floating Rate Non-Cumulative Preferred Stock, Series 4, (24) Floating Rate Non-Cumulative Preferred Stock, Series 5, and (25) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series RR Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Rate Substitution Event” means the determination by the Corporation or the Corporation’s designee (after consultation with the Corporation) that the then-current Benchmark cannot be determined in the manner applicable for such Benchmark on the applicable Reset Dividend Determination Date.

“Replacement Rate” means an industry-accepted successor rate to the then-current Benchmark, as determined by the Corporation or the Corporation’s designee (after consultation with the Corporation).

“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date; Reset Dates will not be adjusted if any scheduled Reset Date is not a Business Day.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the first day of such Reset Period.

“Reset Period” means each period from, and including, a Reset Date to, but excluding, the next following Reset Date.

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series RR Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series RR Preferred Stock” shall have the meaning set forth in Section 1 hereof.

Section 4.     Dividends.

(a)    Rate and Related Provisions. Holders of Series RR Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of funds legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of $25,000 per share of Series RR Preferred Stock, payable quarterly, in arrears, on the Dividend Payment Dates; provided, however, that if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day), in each case, without any additional dividends accruing or other payment adjustment and the relevant Dividend Period will not be adjusted. Dividends on each share of Series RR Preferred Stock will accrue on the liquidation preference of $25,000 per share, for each quarterly Dividend Period that occurs: (1) during the period from and including, the Original Issue Date, to, but excluding, the First Reset Date, at a fixed rate equal to 4.375% per annum, and (2) from, and including, the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-Year U.S. Treasury Rate (or then-current Benchmark) as of the most recent Reset Dividend Determination Date, plus a spread of 2.76% per annum.

For any Reset Period commencing on or after the First Reset Date, the “Five-Year U.S. Treasury Rate” means a rate determined in the following manner:

(1)

the average of the yields on actively traded U.S. treasury nominal/non-inflation-indexed securities adjusted to constant maturities, for five-year maturities, for the five Business Days immediately preceding the applicable Reset Dividend Determination Date and appearing (or, if fewer than five Business Days so appear on the applicable Reset Dividend Determination Date, for such number of Business Days appearing) in the most recently published H.15 Daily Update as of 5:00 p.m., New York City Time, on the applicable Reset Dividend Determination Date; or

(2)

if there are no such published yields on actively traded U.S. treasury nominal/non-inflation-indexed securities adjusted to constant maturities, for five-year maturities, then the “Five-Year U.S. Treasury Rate” will be determined by interpolation between the average of the yields on actively traded U.S. treasury nominal/non-inflation-indexed securities adjusted to constant maturities for two series of actively traded U.S. treasury nominal/non-inflation indexed securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case for the five Business Days immediately preceding the applicable Reset Dividend Determination Date and appearing (or, if fewer than five Business Days so appear on the applicable Reset Dividend Determination Date, for such number of Business Days appearing) in the most recently published H.15 Daily Update as of 5:00 p.m., New York City Time, on the applicable Reset Dividend Determination Date.

In each case, the Five-Year U.S. Treasury Rate will be rounded, if necessary, to the nearest one thousandth of a percentage point, with 0.0005% rounded up to 0.001%.

Notwithstanding the foregoing, if a Rate Substitution Event occurs, and the Corporation or the Corporation’s designee (after consultation with the Corporation) determines that there is a Replacement Rate, then such Replacement Rate will replace the Five-Year U.S. Treasury Rate (or then-current

Benchmark) for all purposes relating to the Series RR Preferred Stock (including for purposes of the definition of “Dividend Rate”) in respect of the determination of the Benchmark on the applicable Reset Dividend Determination Date and all such determinations on all subsequent Reset Dividend Determination Dates. In addition, if a Replacement Rate is utilized as described in the preceding sentence, the Corporation or the Corporation’s designee (after consultation with the Corporation) may adopt or make changes to (1) any Dividend Payment Date, Dividend Period, Reset Date, Reset Period, Reset Dividend Determination Date or business day convention, (2) the manner, timing and frequency of determining rates and amounts of dividends that are payable on the Series RR Preferred Stock and the conventions relating to such determinations, (3) the timing and frequency of making dividend payments, (4) rounding conventions, (5) Benchmark maturities and (6) any other terms or provisions of the Series RR Preferred Stock (including any spread or adjustment factor needed to make such Replacement Rate comparable to the then-current Benchmark), in each case that the Corporation or the Corporation’s designee (after consultation with the Corporation) determines, from time to time, to be appropriate to reflect the determination and implementation of such Replacement Rate in a manner substantially consistent with market practice (or, if the Corporation, the Calculation Agent or the Corporation’s designee (after consultation with the Corporation) determines that implementation of any portion of such market practice is not administratively feasible or if the Corporation or the Corporation’s designee (after consultation with the Corporation) determines that no market practice for use of such Replacement Rate exists, in such other manner as the Corporation or the Corporation’s designee (after consultation with the Corporation) determines is appropriate) (such changes, “Adjustments”). If the Corporation or the Corporation’s designee (after consultation with the Corporation) determines that there is no such Replacement Rate, then the Dividend Rate applicable for the applicable Reset Period will be: (a) with respect to the first Reset Period, 4.375% or, (b) with respect to any Reset Period other than the first Reset Period, the Dividend Rate that was applicable for the preceding Reset Period.

With respect to each Reset Period from, and including, the First Reset Date, calculations relating to the Dividend Rate and Five-Year U.S. Treasury Rate will be made by the Calculation Agent. Any determination, decision or election that may be made by the Corporation, the Corporation’s designee, or, in the case of a calculation or determination, the Calculation Agent, pursuant to the provisions of the Series RR Preferred Stock set forth in this Section 4 (including the provisions relating to a Rate Substitution Event) and definitions related thereto, and any decision to take or refrain from taking any action or any selection (1) will be conclusive and binding absent manifest error; (2) will be made in the Corporation’s, or the Calculation Agent’s or the Corporation’s other designee’s sole discretion, except if made by the Calculation Agent or the Corporation’s other designee in connection with the provisions relating to a Rate Substitution Event set forth in this Section 4(a) (and in all cases, with regard to the Calculation Agent, any such determination in connection with such provisions relating to a Rate Substitution Event will be limited solely to administrative feasibility as described in this Section 4(a)); (3) if made by the Calculation Agent or the Corporation’s other designee in connection with the provisions relating to a Rate Substitution Event set forth in this Section 4(a) (as described in the preceding clause (2)), will be made after consultation with the Corporation, and the Corporation’s designee will not make any such determination, decision or election to which the Corporation objects; and (4) shall be deemed incorporated herein by reference and be part of the terms of the Series RR Preferred Stock without consent from the holders of the Series RR Preferred Stock or any other party. Any determination, decision or election pursuant to the provisions relating to a Rate Substitution Event set forth herein not made by the Corporation’s designee will be made by the Corporation on the basis described above in this paragraph. The Corporation may designate an entity (which may be a calculation agent and/or the Corporation’s affiliate) to make any determination, decision or election that the Corporation has the right to make in connection with the foregoing paragraphs. In connection with any Rate Substitution Event, so long as any share of the Series RR Preferred Stock remains outstanding, the Corporation will maintain a record of any Replacement Rate and any Adjustments related thereto, in each case as may be determined in accordance with this Section 4(a), and will provide a copy of such record to holders of the Series RR Preferred Stock upon written request to the Corporation.

The record date for payment of dividends on the Series RR Preferred Stock shall be the first day of the calendar month in which the Dividend Payment Date falls or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 calendar days prior to such Dividend Payment Date. The amount of dividends payable for each Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months. All U.S. dollar amounts used in or resulting from these calculations will be rounded to the nearest cent, with one-half cent being rounded upward. The Calculation Agent’s determination of the Dividend Rate applicable for each Reset Period (including its determination of the Five-Year U.S. Treasury Rate or Replacement Rate, as applicable) will be on file at the principal offices of the Corporation, will be made available to any holder of Series RR Preferred Stock upon written request and will be conclusive and binding in the absence of manifest error.

(b)    Non-Cumulative Dividends. Dividends on shares of Series RR Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Series RR Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on the Dividend Payment Date for such Dividend Period, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series RR Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series RR Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)    Priority of Dividends. So long as any share of Series RR Preferred Stock remains outstanding, (i) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series RR Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case, unless full dividends on all outstanding shares of Series RR Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Series RR Preferred Stock remain outstanding, no dividends shall be declared and paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series RR Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series RR Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series RR Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series RR Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Series RR Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series RR Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series RR Preferred Stock shall be entitled, out of assets legally available for distribution to stockholders of the Corporation, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series RR Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends for the then-current Dividend Period which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series RR Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)     Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series RR Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series RR Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Series RR Preferred Stock and all such Parity Stock.

(c)     Residual Distributions. If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series RR Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)     Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.     Redemption.

(a)     Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of funds legally available therefor, (i) in whole or in part, the shares of Series RR Preferred Stock at the time outstanding, on any Dividend Payment Date on or after the First Reset Date or (ii) in whole but not in part, at any time within 90 days after a Capital Treatment Event, in each case upon notice given as provided in Section 6(b) below. The redemption price for shares of Series RR Preferred Stock redeemed pursuant to (i) or (ii) of the preceding sentence shall be $25,000 per share plus (except as otherwise provided below) dividends that have accrued but have not been paid for the then-current Dividend Period to but excluding the redemption date, without accumulation of any undeclared dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above.

(b)     Notice of Redemption. Notice of every redemption of shares of Series RR Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 5 Business Days and not more than 60 calendar days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series RR Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series RR Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series RR Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series RR Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c)    Partial Redemption. In case of any redemption of only part of the shares of Series RR Preferred Stock at the time outstanding, the shares of Series RR Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series RR Preferred Stock in proportion to the number of Series RR Preferred Stock held by such holders or by lot. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series RR Preferred Stock shall be redeemed from time to time.

(d)     Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the Corporation or such bank or trust company at any time after the redemption date from the funds so set aside or deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount set aside or deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7.     Voting Rights.

(a)    General. The holders of Series RR Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraphs 7(b) and 7(c) below or as required by law.

(b)    Special Voting Right.

(i)    Voting Right. If and whenever dividends on the Series RR Preferred Stock or any other class or series of preferred stock that ranks on parity with Series RR Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six or more quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series RR Preferred Stock (together with holders of any class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the holders of shares of Series RR Preferred Stock and any other class or series of preferred stock that ranks on parity with Series RR Preferred Stock as to payment of dividends having equivalent voting rights is a “Preferred Director.”

(ii)    Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series RR Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series RR Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series RR Preferred Stock (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series RR Preferred Stock and any other class or series of preferred stock that ranks on parity with Series RR Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)     Notice of Special Meeting. Notice for a special meeting to elect the Preferred Directors will be given in a similar manner to that provided in the Corporation’s Bylaws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series RR Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series RR Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)    Termination; Removal. Whenever full dividends have been paid regularly on the Series RR Preferred Stock and any other class or series of preferred stock that ranks on parity with Series RR Preferred Stock as to payment of dividends, if any, for the equivalent of at least four quarterly Dividend Periods, then the right of the holders of Series RR Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series RR Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

(c)    Other Voting Rights. So long as any shares of the Series RR Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66 2⁄3% of the voting power of the Series RR Preferred Stock and the holders of any other Parity Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series RR Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series RR Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66 2⁄3% of the shares of the Series RR Preferred Stock, amend, alter or repeal any provision of this Certificate of Designations or the Restated Certificate of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series RR Preferred Stock.

Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the shares of the Series RR Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series RR Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences or special rights that are not materially less favorable than the Series RR Preferred Stock, shall not be deemed to adversely affect the powers, preferences or special rights of the Series RR Preferred Stock.

(d)    No Vote if Shares Redeemed. No vote or consent of the holders of the Series RR Preferred Stock shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Corporation shall have redeemed or shall have called for redemption all outstanding shares of Series RR Preferred Stock, with proper notice and sufficient funds having been set aside or deposited for such redemption, in each case pursuant to Section 6 above.

(e)    Procedures for Voting and Consents. Other than as set forth in Section 7(b), the rules and procedures for calling and conducting any meeting of the holders of Series RR Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Restated Certificate of Incorporation and Bylaws of the Corporation and to applicable law.

Section 8.     Preemption and Conversion. The holders of Series RR Preferred Stock shall not have any rights of preemption or rights to convert such Series RR Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.     Rank. Notwithstanding anything set forth in the Restated Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series RR Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 10.     Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series RR Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.    Unissued or Reacquired Shares. Shares of Series RR Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.     No Sinking Fund. Shares of Series RR Preferred Stock are not subject to the operation of a sinking fund.

[Signature Page Follows]

IN WITNESS WHEREOF, Bank of America Corporation has caused this Certificate of Designations to be executed by its duly authorized officer on this 25th day of January, 2022.

BANK OF AMERICA CORPORATION

By:	/s/ Ross E. Jeffries, Jr.
	Name:	Ross E. Jeffries, Jr.
	Title:	Deputy General Counsel and Corporate Secretary